Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aramark:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-192775 and 333-192776) and on Form S-3 (No. 333-202133), of Aramark of our reports dated November 23, 2016, with respect to the consolidated balance sheets of Aramark and subsidiaries as of September 30, 2016 and October 2, 2015, and the related consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for each of the fiscal years ended September 30, 2016, October 2, 2015 and October 3, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of September 30, 2016, which reports appear in the September 30, 2016 annual report on Form 10-K of Aramark and subsidiaries.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 23, 2016